Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Issachar Fund, a separate series of Northen Lights Fund Trust III, of our report dated November 25, 2024, relating to the financial statements and financial highlights of Issachar Fund, appearing in the Form N-CSR for the year ended September 30, 2024, which are part of such registration statement.

We also consent to the references to our firm under the captions “Financial Highlights”, "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure and Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 27, 2025